UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MAF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

March 25, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of MAF Bancorp, Inc., which will be held on Wednesday, April 28, 2004 at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m.

The attached Notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of MAF Bancorp will be present at the meeting to respond to questions from our shareholders.

YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all the employees of the Company and Mid America Bank, I wish to thank you for your continued support.

Sincerely yours,

Allen H. Koranda
Chairman of the Board and Chief Executive Officer

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 28, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MAF Bancorp, Inc. will be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 28, 2004 at 10:00 a.m.

The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of five directors to serve for three-year terms or until their successors are elected and qualified; and

2.	Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

The Board of Directors has fixed March 10, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the meeting will be available at the Company’s offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1500, for a period of ten days prior to the meeting and will also be available at the meeting.

Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. Any proxy given by you may be revoked at any time before it is exercised by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.

By Order of the Board of Directors

Carolyn Pihera Corporate Secretary

Clarendon Hills, Illinois

March 25, 2004

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004

Solicitation and Voting of Proxies

These proxy materials are being furnished to shareholders of MAF Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 28, 2004 at 10:00 a.m., and at any adjournments thereof. The 2003 Annual Report to Shareholders and Form 10-K, including the audited consolidated financial statements as of and for the year ended December 31, 2003, accompanies this proxy statement and a proxy card, which are first being mailed to shareholders on or about March 25, 2004.

Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or present in person at the meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of MAF Bancorp will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” the election of the Board of Directors’ nominees.

The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $6,000, plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or facsimile by directors, officers and regular employees of the Company and Mid America Bank, fsb (the “Bank”),

without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

The securities that may be voted at the meeting consist of shares of common stock of MAF Bancorp (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the meeting, except as described below. There is no cumulative voting for the election of directors. The close of business on March 10, 2004, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments of the meeting. The total number of shares of Common Stock outstanding on the record date was 33,097,740.

As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the 10% limit described in the preceding paragraph) is necessary to constitute a quorum at the meeting. Shares covered by broker non-votes, if any, will be considered votes cast for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies.

The proxy card being provided by the Board of Directors enables a shareholder of record to vote “FOR” election of the nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed for election of directors. Directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to all other matters that may properly come before the meeting, under the Company’s bylaws, unless otherwise required by law, such matters must be approved by a majority of the votes cast. Shares underlying broker non-votes or in excess of the 10% limit described above will not be counted as shares voting on these matters.

Proxies solicited by this proxy statement will be returned to the proxy solicitor or the Company’s transfer agent, and will be tabulated by inspectors of election designated by the Board. The inspectors of election will be persons other than employees or directors of the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

As of the record date, the Company was not aware of any persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock.

Interest of Certain Persons in Matters to be Acted Upon

Except as noted in “Transactions with Certain Related Persons and Other Matters,” no person being nominated as a director under Proposal 1, “Election of Directors,” is being proposed for election pursuant to any agreement or understanding between any person and MAF Bancorp.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, all required Section 16(a) reports during the year ended December 31, 2003, were timely filed, except for a Form 4 filing by Kenneth R. Koranda relating to the exercise of stock options, which was filed one day late, and a Form 4 filing by Terry A. Ekl relating to a sale of shares.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

Pursuant to the Company’s bylaws, the number of directors is set at twelve (12), unless otherwise designated by the Board. The current number of directors designated by the Board is fifteen (15). The number of directors was increased to 15 from 11 during the past year to accommodate the appointments of Barbara L. Lamb, Raymond S. Stolarczyk, Thomas R. Perz and David J. Drury. Directors are divided into three classes serving staggered three-year terms, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The Company’s Nominating and Corporate Governance Committee has recommended to the Board of Directors and the Board of Directors has proposed, five nominees for election at the meeting to serve a three-year term of office. The nominees are Terry A. Ekl, Kenneth R. Koranda, Thomas R. Perz, Lois B. Vasto and Jerry A. Weberling. Each of the nominees currently serves as a director of the Company and the Bank. Mr. Perz was nominated pursuant to the Company’s agreement to so nominate him in connection with its acquisition of St. Francis Capital Corporation. See “Transactions with Certain Related Persons and Other Matters.”

In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for any director is withheld, the shares represented by the enclosed proxy card, if executed, will be voted “FOR” election of each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with respect to Nominees, Continuing Directors and Others

The table that begins on the following page sets forth the names of nominees, continuing directors and “Named Executive Officers,” as listed in “Executive Compensation–Summary Compensation Table,” their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their terms (or in the case of nominees, their proposed terms) as directors of the Company expire, and the amount of Common Stock and the percent thereof beneficially owned by each and by all directors and executive officers as a group, as of the record date. Each of the members of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank.

The Board of Directors has determined the following directors to be “independent” directors under the rules of the Nasdaq Stock Market based on its conclusion that they have no material relationship with the Company that would interfere with their exercise of independent judgment: Lois B. Vasto, Robert J. Bowles, Barbara L. Lamb, David J. Drury, Harris W. Fawell, Joe F. Hanauer, Raymond S. Stolarczyk, F. William Trescott and Andrew J. Zych. In the case of the other six directors, the Board is precluded under the Nasdaq rules from determining the individuals to be “independent” directors based on their current or former employment with the Company or business relationships with the Company. In determining Mr. Stolarczyk to be an “independent” director, the Board considered Mr. Stolarczyk’s employment by Fidelity Bancorp, Inc. (“Fidelity”) until its merger into the Company in July 2003, and does not believe this precludes a finding of independence since Mr. Stolarczyk was never employed by the Company. While the New York Stock Exchange has interpreted its independence rules to permit a finding of independence under comparable facts, the Nasdaq has not yet published formal guidance regarding the application of its rules in the merger context. Should Nasdaq interpret its rules differently, the Company will nonetheless be in compliance with the applicable Nasdaq requirements regarding board and committee independence.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director of the Company Since	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)		Ownership Percentage (2)

NOMINEES

Terry A. Ekl Partner in the law firm of Connolly, Ekl & Williams, P.C.	56	1995	2007	21,146	(3)(20)	*

Kenneth R. Koranda President and Vice Chairman of the Company and President of the Bank. Mr. Koranda is the brother of Allen H. Koranda.	54	1989	2007	1,196,010	(4)	3.58

Thomas R. Perz Managing Director of the Bank since December 2003. Former Chairman of the Board and Chief Executive Officer of St. Francis Capital Corporation.	59	2003	2007	284,155	(5)	*

Lois B. Vasto Former Senior Vice President/Loan Operations of the Company and the Bank until her retirement in January, 1997.	70	1989	2007	42,829	(6)(20)	*

Jerry A. Weberling Executive Vice President and Chief Financial Officer of the Company and the Bank.	52	1998	2007	228,205	(7)	*

CONTINUING DIRECTORS

Allen H. Koranda Chairman of the Board and Chief Executive Officer of the Company and the Bank. Mr. Koranda is the brother of Kenneth R. Koranda.	58	1989	2005	981,737	(8)	2.94

Robert J. Bowles, MD Chairman of the Board of Physician Associates of Florida, Orlando, Florida, and practicing physician.	57	1989	2005	20,386	(9)(20)	*

David C. Burba Executive Vice President of the Company and the Bank from 1999-2003. Former Chairman of the Board and President, Westco Bancorp, Inc.	56	1999	2005	281,498	(10)(20)	*

Barbara L. Lamb Chief Development Officer of Market Liquidity Network, LLC. from 1999 to 2001. Senior Vice President and Chief Credit Officer - ABN Amro, Incorporated from 1995 to 1998.	49	2003	2005	573	(20)	*

Name and Principal Occupation at Present and for the Past Five Years	Age	Director of the Company Since	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)		Ownership Percentage (2)

CONTINUING DIRECTORS

David J. Drury Since July 1999, President of Poblocki & Sons, LLC, a privately - held exterior and interior sign systems Company located in West Allis, Wisconsin. Former director of St. Francis Capital Corporation. Director of Journal Communications, Inc. (a diversified media and communications company) and Plexus Corp (an electronics manufacturing services company.)	55	2004	2005	36,258	(11)(20)	*

Harris W. Fawell Member of the United States Congress from 1985 until his retirement in 1999. Currently of counsel with the law firm of James, Gustafson and Thompson.	75	2002	2006	2,250	(12)(20)	*

Joe F. Hanauer Principal of Combined Investments, L.P. (private investment firm), Chairman and Director of Homestore, Inc. (an internet real estate company), former Chairman of the Board and director of Grubb and Ellis Co (a real estate firm), trustee of Calamos Advisors Trust, Calamos Investment Trust and Calamos Convertible Opportunities and Income Fund (registered investment companies).	66	1990	2006	381,575	(13)(20)	1.15%

Raymond S. Stolarczyk Former Chairman of the Board and Chief Executive Officer, Fidelity Bancorp, Inc.	65	2003	2006	246,529	(14)(20)	*

F. William Trescott Assistant Superintendent of Hinsdale Township High School District 86, Hinsdale, Illinois, until his retirement in 1994.	74	1989	2006	34,182	(15)(20)	*

Andrew J. Zych Former Director and Executive Vice President, N.S. Bancorp, Inc.	62	1996	2006	281,177	(16)(20)	*

Name and Principal Occupation at Present and for the Past Five Years	Age	Director of the Company Since	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)		Ownership Percentage (2)

NAMED EXECUTIVE OFFICERS (who are not directors)

Kenneth B. Rusdal Senior Vice President-Operations and Information Systems of the Company and the Bank.	62	N/A	N/A	151,574	(17)	*

William G. Haider President-MAF Developments, Inc., a wholly-owned subsidiary of the Company, Senior Vice President of the Company and the Bank.	53	N/A	N/A	157,920	(18)	*

Sharon M. Wheeler Senior Vice President-Residential Lending of the Company and the Bank.	51	N/A	N/A	145,933	(19)	*

Stock Ownership of all Directors and Executive Officers as a Group (26 persons)				5,156,721	(21)	14.78%

*	Less than 1%

(1)	“Shares of Common Stock Beneficially Owned” include shares held directly, including (a) shares held in joint tenancy or tenancy in common; and (b) shares allocated to the account of the individual through deferred compensation or employee benefit plans of the Company or Bank. Shares subject to stock options granted under a stock option or equity compensation plan of the Company and currently exercisable or exercisable within 60 days of March 10, 2004, are also included in the share totals and are specified in the footnotes below. Each person whose shares are included herein is deemed to have sole or shared voting and dispositive power as to the shares reported, except as otherwise indicated.

(2)	For purposes of calculating ownership percentages for an individual or the group, shares deemed outstanding include those shares of common stock issuable to such individual, or to all directors and executive officers as a group, upon exercise of currently exercisable stock options or stock options exercisable within 60 days of March 10, 2004.

(3)	For Mr. Ekl, the total includes 15,750 shares that may be acquired pursuant to exercisable stock options.

(4)	For Mr. Kenneth R. Koranda, the total includes 1,695 shares held by his wife, 140,183 shares held as trustee for Mr. Koranda’s children and 193,527 shares held for Mr. Koranda’s benefit under the MAF Bancorp Stock Option Gain Deferral Plan, for which Mr. Koranda does not exercise voting authority. The total also includes 346,564 shares that may be acquired pursuant to exercisable stock options.

(5)	For Mr. Perz, the total includes 6,921 shares by a trust and 19,214 shares that may be acquired pursuant to exercisable stock options.

(6)	For Ms. Vasto, the total includes 15,750 shares that may be acquired pursuant to exercisable stock options.

(7)	For Mr. Weberling, the total includes 153,596 shares that may be acquired pursuant to exercisable stock options.

(8)	For Mr. Allen H. Koranda, the total includes 109,695 shares held as trustee for Mr. Koranda’s children and 48,373 shares held for Mr. Koranda’s benefit under the MAF Bancorp Stock Option Gain Deferral Plan, for which Mr. Koranda does not exercise voting authority. The total also includes 333,957 shares that may be acquired pursuant to exercisable stock options.

(footnotes continued on next page)

(9)	For Dr. Bowles, the total includes 4,500 shares that may be acquired pursuant to exercisable stock options.

(10)	For Mr. Burba, the total includes 12,873 shares held by Mr. Burba’s wife as trustee and custodian for the benefit of their son and 19,841 shares that may be acquired pursuant to exercisable stock options.

(11)	For Mr. Drury, the total includes 35,429 shares that may be acquired pursuant to exercisable stock options.

(12)	For Mr. Fawell, the total includes 2,250 shares that may be acquired pursuant to exercisable stock options.

(13)	For Mr. Hanauer, includes 20,250 shares that may be acquired pursuant to exercisable stock options.

(14)	For Mr. Stolarczyk, includes 119,271 held in trust, 1,530 shares held as custodian for his children, 3,350 shares held by his wife, 24,293 held by his wife as trustee and 504 shares held by his wife as custodian for their children.

(15)	For Mr. Trescott, includes 11,250 shares that may be acquired pursuant to exercisable stock options.

(16)	For Mr. Zych, includes 29,584 shares held by his wife, 2,600 shares held as custodian for his children and 4,930 shares held as trustee for his grandchildren. The total also includes 21,375 shares that may be acquired pursuant to exercisable stock options.

(17)	For Mr. Rusdal, includes 5,557 shares held by Mr. Rusdal’s wife and 120,259 shares that may be acquired pursuant to exercisable stock options.

(18)	For Mr. Haider, includes 104,569 shares that may be acquired pursuant to exercisable stock options.

(19)	For Ms. Wheeler, includes 104,569 shares that may be acquired pursuant to exercisable stock options.

(20)	Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the “MRPs”) which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director of the Bank may be deemed to be the beneficial owner of all such shares.

(21)	Total shares for all directors and executive officers as a group includes 1,784,291 shares that may be acquired pursuant to exercisable stock options and includes shares and exercisable options of two persons who are directors of the Bank but not the Company.

Meetings of the Board and Committees of the Board

During the year ended December 31, 2003, the Board of Directors of the Company held ten regular meetings and three special meetings. The independent directors of the Board generally meet in executive session, without management present, in connection with each regularly scheduled board meeting. Lois B. Vasto, chairman of the Nominating and Corporate Governance Committee, presides at these sessions. During the year, all directors attended at least 75% of the aggregate of total Board meetings held and total meetings of committees on which such director served. The Board of Directors of the Company has five standing committees, which are described below.

Audit Committee. The Audit Committee consists of F. William Trescott (Chairman), Barbara L. Lamb (Vice Chairman) and Joe F. Hanauer. Barbara L. Lamb was appointed to the committee in July 2003 and has been designated by the Board as the “audit committee financial expert,” as defined by applicable rules of the SEC, based on her educational background in finance and accounting and her professional experience in investment banking where she was actively involved in the evaluation and analysis of financial statements of financial institutions and various other entities. Andrew J. Zych was also a member of the committee for a portion of 2003 but is not currently serving on the committee. Raymond S. Stolarczyk, a member of the Bank’s audit committee, regularly sits in on meetings of the audit committee of the Company. The committee is responsible for the selection of the independent auditors, the oversight of the Company’s accounting, reporting and financial controls practices and reports to the Board of Directors concerning audit activities and the results of examinations and any other related matters affecting the Company and the Bank. The Audit Committee met fifteen times during 2003. All members of the Audit Committee meet the independence standards and have the accounting or financial management expertise required for Audit Committee members as required by the applicable

Nasdaq Stock Market listing standards. The formal report of the Audit Committee with respect to the year 2003 is shown later in this proxy statement.

Administrative/Compensation Committee. The Administrative/Compensation Committee consists of Robert J. Bowles (Chairman), Harris W. Fawell, F. William Trescott and Andrew J. Zych. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee is responsible for administering various benefit plans and for reviewing and making recommendations to the Board concerning compensation and other related benefit plans applicable to the Company’s executive officers and directors. The Administrative/Compensation Committee met seven times during 2003.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Lois B. Vasto (Chairman), Robert J. Bowles and F. William Trescott. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee makes recommendations to the Board regarding the size and composition of the Board and recommends to the Board of Directors the nominees to stand for election at the Company’s annual meeting of shareholders. The committee is also responsible for taking a leadership role in the oversight of the Company’s corporate governance policies and management succession planning. The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.mafbancorp.com. The Nominating and Corporate Governance Committee met four times during 2003.

Qualifications for Board Nomination. As part of its annual nomination process, the Committee reviews the existing composition of the Board to evaluate the appropriate mix of disciplines, experience and other characteristics required of board candidates in the context of perceived needs of the Company. The Board believes a range of experience, knowledge and judgment and a diversity of perspectives on the Board will enhance the effectiveness of the Board if each director has the personal characteristics, commitment and experience to participate actively in the board process. The Board also believes continuity in leadership and board tenure are important characteristics of an effective Board.

The Board has adopted a policy statement regarding director qualifications, which sets forth the personal traits, skills and performance criteria that the committee believes are critical to effective service as a director of the Company. Included among these traits are an ability and willingness to devote the necessary attention to Board matters and exercise independent judgment. Board members are expected to have relevant business or managerial skills and offer insight and advice to management while acting in the best interests of shareholders and complying with the Company’s Code of Ethics (available on the Company’s website). In addition, directors should possess the following personal characteristics: mature wisdom; demonstrated leadership skills; comprehension of the Company’s business plans and strategies; ability to understand financial statements; ability to make informed judgments on a wide range of issues and willingness to express differing views even if unpopular; and collegial personality and non-confrontational manner. The Board’s policy statement also sets forth an expectation that each Board member will limit his or her participation on other boards to no more than five other public companies or mutual fund complexes and, over time, establish a financial stake in the Company through meaningful ownership of common stock of the Company appropriate for the director’s personal financial circumstances. The Board’s policy is that no person will be nominated for election as a director if he or she reaches the age of 75 on the last day of the year immediately prior to the election.

Board Nomination Process. As part of its nomination process, the committee considers the diversity and mix of experience and expertise among Board members, as well as the perceived business needs of the Company and any legal or regulatory requirements. Under the committee’s procedures for identifying and evaluating director nominees, the committee will seek candidates to ensure that: (a) a majority of directors are “independent” in accordance with the rules of the Nasdaq Stock Market; (b) at least three members of the Board satisfy the SEC’s heightened standards for audit committee members; and (c) at least one member of the Board satisfy the criteria for being an “audit committee financial expert.” New director candidates are evaluated by the committee relative to the director qualification criteria set forth in the Board-approved policy statement. The committee generally considers re-nomination of incumbent directors provided they continue to meet the qualification criteria adopted by the Board of Directors and the performance of such individual is considered to be satisfactory.

The committee may retain third party search firms to assist it in identifying potential Board nominees and may also seek input from other Board members and management. For new candidates, the committee will review background information provided by the candidate, conduct background checks and interviews to the extent it considers it to be appropriate.

Stockholder Recommendations. The Committee will generally consider bona fide director nominee recommendations from shareholders if they are timely received in accordance with the procedures set forth below. Candidates recommended by shareholders will be evaluated using the same criteria applicable to other potential candidates, but the Committee is not obligated to include any shareholder recommended director candidates in the slate of nominees.

To be timely, a shareholder’s recommendation must be in writing and must be delivered or mailed to the Corporate Secretary and received at the principal executive office of the Company not later than 120 days prior to the date of mailing of proxy solicitation materials relating to the prior year’s annual meeting, or in the event that the date of the meeting has changed more than 30 days from the anniversary date of the prior year’s annual meeting, such recommendation must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. Such shareholder’s recommendation shall set forth (1) as to each person whom such shareholder recommends as a nominee for election or re-election as a director, (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) representations and/or references indicating that the recommended director candidate meets the minimum director qualifications described in the Company’s most recent annual meeting proxy statement ; and (2) as to the shareholder making the recommendation, (A) the name and address, as they appear on the Company’s books, of such shareholder, (B) the number of shares of the Company’s stock that are beneficially owned by such shareholder and (C) any material relationship, arrangement or understanding of such shareholder with the proposed nominee or any other interest in such nomination.

Executive Committee. The Executive Committee consists of Allen H. Koranda (Chairman), Kenneth R. Koranda, Lois B. Vasto, Robert J. Bowles and Terry A. Ekl. This committee generally meets only as needed. The Executive Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee met one time in 2003.

Asset/Liability Management Committee. The Asset/Liability Management Committee consists of Jerry A. Weberling (Chairman), Robert J. Bowles, Joe F. Hanauer, Allen H. Koranda and Kenneth R. Koranda, as well as two members of senior management who are not directors, Gerard J. Buccino and

Michael J. Janssen. The Committee’s function is to assist the Board of Directors in monitoring and overseeing the Company’s interest rate risk and credit risk exposure. This committee is also responsible for implementation of the Company’s overall asset/liability management and credit policies and for overseeing and making recommendations to the Board concerning other financial areas of the business, including financing transactions, capital utilization and dividend policy. The Asset/Liability Management Committee met ten times in 2003.

Directors’ Compensation

Directors’ Fees. All directors receive annual directors fees of $23,000 ($24,000 beginning in January 2004), and directors who are not also employees receive an additional fee of $500 ($750 beginning in January 2004) for each Board meeting and annual meeting attended. These fees are for service on the board of directors of the Company and the Bank. Beginning in 2004, directors will also receive $200 for each committee meeting they attend that is not held on the same day as a Board of Directors meeting.

Option Plans. During 2003, each non-employee director of the Company received a grant of 2,250 options at an exercise price of $36.38 per share, which was equal to 100% of the fair market value of the Common Stock on the date of grant.

Directors’ Deferred Compensation Plan. The Bank maintains the Mid America Bank, fsb Directors’ Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors’ fees. Directors may choose whether to have their deferred amounts earn interest at 130% of the Moody’s Corporate Bond Rate, or be invested in the Common Stock of MAF Bancorp. Generally, upon attaining the age of 65 (or, pursuant to an election made by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in Common Stock, the associated number of MAF Bancorp shares plus accrued dividends. Such amounts are payable in a lump sum or in installments over a period of time not to exceed fifteen years. Death benefits are provided to the beneficiaries of the plan participants. The amount of deferred directors’ fees in 2003 is included in “Executive Compensation–Summary Compensation Table” for the individuals named therein. The shares purchased on behalf of directors through the plan and allocated to directors’ accounts are included in beneficial ownership shown in “Information with respect to Nominees, Continuing Directors and Others,” for each director and for all directors and executive officers as a group.

Health Insurance Plan. The Bank maintains a health insurance plan for its non-employee directors and director emeriti, under which individuals electing to be covered under the plan must contribute certain amounts to receive coverage under the plan.

Director Emeriti. For 2003, Hugo Koranda, former Chairman of the Board of Directors of the Bank, received an annual retainer and related fees totaling $23,450 for his service as Chairman Emeritus. Hugo Koranda is the father of Allen H. Koranda and Kenneth R. Koranda. Certain former directors of the Company who also continue to be available to provide advisory or other services to the Company serve as director emeriti. Richard A. Kallal, Jerry J. Krudl and Nicholas J. DiLorenzo Sr., former directors who continue to serve as director emeriti, were each paid annual fees of $10,300 for 2003.

Executive Compensation

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report. Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company’s Administrative/Compensation Committee (the “Compensation Committee”) has prepared the following report for inclusion in this proxy statement.

The Compensation Committee is composed solely of “independent” directors as defined under the rules of the Nasdaq Stock Market. The entire Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies. Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions.

Executive Compensation Philosophy. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

•	to provide motivation for the executives to enhance earnings per share results by linking a portion of their compensation to the Company’s financial performance;

•	to provide motivation for the executives to enhance shareholder value by linking a portion of their compensation to the future appreciation in the value of the Company’s Common Stock;

•	to retain the executive officers who have led the Company to high performance levels and allow the Company to attract high quality executives in the future by providing total compensation opportunities which are consistent with practices in the industry and reflect the Company’s level of performance; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at average to moderately above average competitive levels.

For purposes of determining the competitive compensation market for the Company’s executives, the Compensation Committee has reviewed the compensation paid to top executives of thrifts with total assets and performance results (return on equity) comparable to those of the Company. This information was generally derived from peer group data taken from the SNL Securities Executive Compensation Review, which covers publicly-held thrifts (the “SNL Public Thrift Survey”). In reviewing peer group data, the Compensation Committee chose to use information contained in the SNL Public Thrift Survey because these institutions, similar to the Company, are all publicly-held thrifts or thrift holding companies and many, although not all, of these institutions are included in the peer group index used in the stock performance graph. In addition, the Compensation Committee has reviewed the compensation paid to top executives of certain Illinois banks of comparable asset size and reviewed the salary history and performance levels of each of the executive officers in determining appropriate compensation levels.

In the fourth quarter of 2002, Aon Consulting was retained to conduct a review of the Company’s executive compensation practices. Among other things, Aon reviewed historical compensation information for executive officers as well as the terms of various incentive compensation plans of the Company. With respect to the officers disclosed in the Summary Compensation Table, Aon compared salary and incentive compensation amounts to similar officers disclosed in proxy statements of a selected peer group of companies.

In addition, Aon used data derived from various compensation surveys to compare compensation amounts for MAF Bancorp executives to compensation levels for positions with similar titles and/or responsibilities. Further analysis was performed on the Chief Executive Officer’s compensation, comparing it to selected peer group compensation and incorporating financial performance for these companies as well as for MAF Bancorp. With respect to the Chief Executive Officer, Aon found that:

•	Relative to compensation for chief executive officers of a selected peer group of companies, as well as in comparison to published survey compensation data for organizations in a similar industry and of a similar size, all of Mr. Koranda’s compensation elements are consistently below market median.

With respect to the Company’s executive officer group as a whole, Aon’s findings were summarized as follows:

•	Base salaries compared to the market median as well as to predicted results (peer group statistical analysis) are in the fully competitive range (90%-110% of the market median);

•	Total cash compensation is in the competitive range (110%-125% of the market median) compared to the market median and in the fully competitive range compared to the predicted results.

•	Bonus, long-term incentives and total direct compensation are above competitive levels for market median as well as for predicted results.

Aon’s findings were reviewed with the Compensation Committee and were considered by the Committee in establishing executive compensation levels for 2003. The Committee felt the findings were consistent with its goals of establishing reasonable fixed compensation levels and rewarding executives with attractive incentive compensation opportunities for achieving strong earnings or stock price performance. Aon was also retained in the fourth quarter of 2003 to conduct a follow-up review of executive compensation and performed an analysis similar to that described above, the results of which will be considered in establishing future years’ compensation amounts and programs.

In addition to the information cited above, the Compensation Committee, in making compensation decisions for 2003, considered the earnings results and return on average equity performance over the past few years, which the Committee considered to be excellent. The Committee also took into account the Company’s successful acquisitions and other growth initiatives that have expanded and solidified the Company’s presence in new and existing markets over the past few years, without sacrificing earnings growth. The positive trend in earnings continued during 2003 as diluted earnings per share increased to $3.26 per share in 2003 compared to $3.11 per share for 2002 and $2.56 per share for 2001. The Company reported a return on average equity of 14.2%, 15.8% and 14.8% for 2003, 2002 and 2001, respectively.

During 2003, executive officers’ compensation consisted principally of salary, annual incentive bonuses, long-term performance awards and stock option grants. The Committee believes the salaries are generally in the average range compared to other thrift institutions of comparable asset size. The Committee pursues the goal of linking executive compensation to the Company’s financial performance through awards under the Company’s annual incentive plan, and linking executive compensation to the Company’s stock price performance through awards under the long-term incentive plan and stock option plans. All awards under these plans are intended to motivate executives to take actions that will favorably impact the Company’s long-term, as well as annual, profitability.

Although the executives’ base salary amounts are normally adjusted at the end of each year, in July 2003, the Committee increased the base salaries of each of its executive officers to reflect the increased responsibilities resulting from the Company’s successful acquisition strategy. The mid-year base salary increase percentages ranged from 5.4% to 12.9%. The percentage increase in the base salary for the Chief Executive Officer was 5.4%. The weighted average mid-year increase in the base salary for the six individuals shown in the Summary Compensation Table was 7.6%.

Under the MAF Bancorp Executive Annual Incentive Plan (the “Annual Incentive Plan”), which is now administered as part of the MAF Bancorp Incentive Compensation Plan adopted by shareholders in 2003, executives are classified into three groups, based on their relative position within the Company, with target annual bonuses (as a percentage of base salary) equal to 60%, 50% and 45%, respectively. Target bonuses are paid if targeted company net income or diluted earnings per share goals established at the beginning of each fiscal year are met and if certain safety and soundness standards are maintained. Annual bonus awards range from 0% to 150% of the target awards depending on how actual net income or diluted earnings per share (“EPS”) compares to the targeted company goal. Awards will be (1) 50% of the targeted awards if net income/EPS is less than the targeted goals but meets a threshold performance level (90% of targeted net income/EPS), (2) 150% of the targeted awards if net income/EPS exceeds the targeted goals and meets a superior performance level (110% of targeted net income/EPS) or (3) 0% of the targeted awards if net income/EPS is below the threshold performance level or if certain safety and soundness standards are not maintained. A subjective analysis of an executive’s individual performance can also increase or decrease his award opportunity, although for 2003, this was not used as a criteria in determining annual bonuses.

In 2003, EPS equaled approximately 98% of the targeted goal. As a result of this performance, and having met the safety and soundness standards, annual bonuses equal to 54.6% of base salaries were paid to Messrs. A. Koranda and K. Koranda, annual bonuses equal to 45.5% of base salaries were paid to Messrs. Weberling and Rusdal, and annual bonuses equal to 40.9% of base salaries were paid to Mr. Haider and Ms. Wheeler.

The MAF Bancorp Shareholder Value Long-Term Incentive Plan (the “Long-Term Incentive Plan”) is also now administered as part of the MAF Bancorp Incentive Compensation Plan. Under the Long-Term Incentive Plan, performance units are granted annually to executives in target amounts equal to 30%, 25% and 22.5% of their base salaries, based on executives’ respective classification in one of three groups. The value of performance units is determined at the end of a three-year period based on the stock price performance of MAF Bancorp versus the S&P 500 Index. In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp (including reinvested dividends) must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company’s stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, the performance units will have no value. Further, the plan will not be activated and the performance units will have no value (regardless of stock price performance relative to the S&P 500 Index) if MAF Bancorp’s stock price appreciation, including reinvested dividends, does not exceed a certain minimum total return threshold for the three-year period. The value of long-term performance units granted to executives on January 1, 2003 will be determined at the end of the three-year performance period ending on December 31, 2005, and cash payments equal to the value of the units will be made at that time.

Long-term performance units granted on January 1, 2001 were valued at the end of their three-year performance period on December 31, 2003. The total return on MAF Bancorp Common Stock (including reinvested dividends) was 55.3% during this performance period and ranked in the 81st percentile when compared to the S&P 500 Index. As a result, for the performance period ended on December 31, 2003, executives participating in the plan received a payout for the long-term incentive plan units awarded in 2001, as reflected in the summary compensation table below.

The MAF Bancorp Incentive Compensation Plan provides the Compensation Committee with the authority to grant discretionary option awards (at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant) and other cash and equity-based awards to executives, directors and employees. Discretionary awards of options to executive officers, including the Chief Executive Officer, for 2003 were based on a number of factors, including the Company’s continued strong financial performance as described above and each executive officer’s individual performance, level of responsibility and position within the Company.

Chief Executive Officer. The Chief Executive Officer’s compensation for 2003 consisted principally of the following components:

•	Salary

•	Incentive Bonus

•	Long-Term Performance Units

•	Stock Option Grants

The Chief Executive Officer’s total base compensation consists of a base salary and an annual retainer as a director of the Company and the Bank. His base salary for 2003 totaled $376,333 and the annual director retainer was $23,000. The Committee believes the Chief Executive Officer’s base salary is comparatively lower than average in his peer group. The base salary increased 7.7% over the prior year and the annual director retainer increased $2,000. The annual incentive bonus for 2003 was based on the Annual Incentive Plan described above. In December 2003, the Chief Executive Officer’s base salary was increased to $405,000 for 2004.

At the beginning of 2003, the Chief Executive Officer was granted an amount of long-term performance units that would have payouts equal to 30% of his prior year base salary, assuming stock performance targets are met. As discussed above, the value of these long-term performance units will be determined at the end of the three-year performance period ending on December 31, 2005 and may be more or less than this amount depending on actual performance over the period. A cash payout of $159,705 under the Long-Term Incentive Plan made to the Chief Executive Officer for the three-year performance period ended December 31, 2003 was based on performance units granted on January 1, 2001.

Based on action taken by the Compensation Committee in December 2003, the Chief Executive Officer was awarded a discretionary stock option grant covering 39,000 shares for 2003, on the basis of the factors described above.

Section 162(m). The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.

Submitted by the Administrative/Compensation Committee of the Company’s Board of Directors

Robert J. Bowles, MD (Chairman)

Harris W. Fawell

F. William Trescott

Andrew J. Zych

Compensation Committee Interlocks and Insider Participation. Three individuals, Messrs. A. Koranda, K. Koranda, and J. Weberling, who are executive officers of the Company serve on the board of directors of the Bank. These same individuals are also executive officers of the Bank and serve as directors of the Company. None of them serves as a member of the Compensation Committee of the Company.

Stock Performance Graph. The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company’s Common Stock, with the cumulative total returns of both a broad-market index and a peer group index for the period December 31, 1998 through December 31, 2003. The broad-market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan securities. The data was provided by Media General Financial Services. The shareholder returns are measured based on an assumed investment of $100 on December 31, 1998.

Comparison of Cumulative Total Return Among MAF Bancorp,

NASDAQ Market Index and Peer Group Index

	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03
MAF Bancorp	100.00	80.23	111.08	117.15	137.37	172.55
Peer Group Index	100.00	80.39	130.31	138.53	163.26	227.07
Nasdaq Market Index	100.00	176.37	110.86	88.37	61.64	92.68

A. The lines represent yearly index levels derived from compounded returns that include all dividends.

B. If the fiscal year end is not a trading day, the preceding day is used.

C. The Index level for all series was set to $100.00 on 12/31/98.

Summary Compensation Table. The following table shows, for the years ended December 31, 2003, 2002 and 2001, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other five highest paid executive officers (“Named Executive Officers”) of the Company.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compen - sation($)(3)	Restricted Stock Awards($)	Securities Underlying Options/ SARs#(4)	LTIP Payouts ($)	All Other Compensation ($)(5)
Allen H. Koranda;	2003	$398,772	$205,704	—	—	39,000	$159,705	$77,845
Chairman of the Board	2002	368,881	248,804	—	—	45,000	179,100	66,085
& Chief Executive Officer	2001	350,391	222,734	—	—	50,000	50,750	67,360

Kenneth R. Koranda;	2003	398,772	205,704	—	—	39,000	159,705	123,297
President and Vice Chairman	2002	368,881	248,804	—	—	45,000	179,100	98,644
	2001	350,391	222,734	—	—	50,000	50,750	98,299

Jerry A. Weberling;	2003	278,000	116,434	—	—	25,000	88,725	26,630
Executive Vice President and	2002	254,100	139,344	—	—	30,000	99,500	24,184
Chief Financial Officer	2001	241,539	124,624	—	—	30,000	24,850	25,886

Kenneth B. Rusdal;	2003	224,038	102,334	—	—	22,000	76,050	27,360
Senior Vice President -	2002	204,501	121,594	—	—	25,000	84,575	24,147
Operations and Information Systems	2001	191,539	107,824	—	—	25,000	20,160	24,651

William G. Haider;	2003	198,077	81,494	—	—	17,000	58,981	21,315
President - MAF Developments	2002	179,500	96,154	—	—	20,000	64,874	19,204
	2001	166,539	84,474	—	—	20,000	15,050	19,744

Sharon M. Wheeler;	2003	198,077	81,494	—	—	17,000	58,981	35,833
Senior Vice President -	2002	179,500	96,154	—	—	20,000	64,874	30,972
Residential Lending	2001	166,539	84,474	$693	—	20,000	15,050	31,263

(1)	Includes amounts deferred at the election of the officer, under the Bank’s deferred compensation plans and profit sharing/401(k) plan and includes directors’ fees earned by Messrs. A. Koranda, K. Koranda and Weberling.

(2)	Includes bonuses earned pursuant to the Bank’s annual incentive plan, which bases bonuses upon percentages of officers’ salaries if the Bank meets certain financial performance goals.

(3)	Except as otherwise noted in the table, for 2003, 2002, and 2001, there were no (a) perquisites in excess of the lesser of $50,000, or 10% of the individual’s total salary and bonus for the years; (b) payments of above-market preferential earnings on deferred compensation, except as disclosed in footnote (5); (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. Perquisites include use of company automobile, payment for unused vacation, club dues and other miscellaneous benefits.

(4)	Option grants listed in the table were made pursuant to the 1990 Plan, 2000 Plan and the MAF Bancorp Incentive Compensation Plan. Options granted to the Named Executive Officers under these plans become exercisable at various dates as determined at the time of grant by the Administrative/Compensation Committee of the Board of Directors. Options are granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Options granted to Named Executive Officers for 2003, 2002 and 2001 have exercise prices of $42.22 per share, $34.11 per share and $28.16 per share, respectively. Options granted include limited rights, which are exercisable upon a change in control. Options granted for 2001 include a feature that provides for an automatic additional grant of options in instances in which shares are surrendered for the payment of exercise price amounts and/or withheld for the payment of taxes.

(footnotes continued on next page)

(5)	Includes for 2003: (1) contributions to the Company’s Employee Stock Ownership Plan valued at $2,436 as of December 31, 2003 for each of Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler; (2) contributions to the Bank’s profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $9,533 each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler; and (3) amounts accrued in the deferred compensation plan relating to the excess of the plan’s interest rates over 120% of the applicable federal long-term interest rates, of $65,876, $111,328, $14,661, $15,391, $9,346 and $23,864 for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively.

Employment and Special Termination Agreements

The Company and the Bank have entered into employment agreements with Allen H. Koranda, Kenneth R. Koranda and Jerry A. Weberling. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth Rusdal, William G. Haider and Sharon M. Wheeler. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

Employment Agreements. The employment agreements with Messrs. A. Koranda, K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements for an additional year so that the remaining terms shall be approximately three years. The current term of each of the agreements expires on December 31, 2006. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank, in an amount that is not less than that which was paid to each executive in 1990. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

The agreements with Messrs. A. Koranda, K. Koranda and Weberling permit termination by the Company and the Bank for “cause,” as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive’s employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive’s resignation from the Company or the Bank upon (i) failure to re-elect executive to the executive’s current offices and, in the case of Messrs. A. Koranda or K. Koranda, to re-nominate him as a director of the Company and the Bank; (ii) a material lessening of the executive’s functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive’s beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive’s average annual salary and Annual Incentive Plan bonus paid over the prior three years. The Company and the Bank would also continue the executive’s life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank’s life, health and disability plans prior to the change in control. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive’s subsequent termination of employment, the executive would be entitled to a termination payment equal to three times the executive’s average annual salary and Annual Incentive Plan bonus paid over the prior three years (which, if payable currently, would result in payments of approximately $1,746,000, $1,746,000 and $1,101,000 for Messrs. A. Koranda, K. Koranda and Weberling, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below) and continued benefits as described above and certain benefits provided under the Bank’s benefit plans.

Special Termination Agreements. Special termination agreements among the Company, the Bank and certain executive officers, including Kenneth Rusdal, William G. Haider and Sharon M. Wheeler, provide for three-year terms. The current term of each of the agreements expires on December 31, 2006. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive’s employment for any reason other than “cause,” as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and Annual Incentive Plan bonus paid over the three previous years of his or her employment (which, if payable currently, would result in payments of approximately $961,000, $815,000 and $815,000 for Messrs. Rusdal, Haider and Ms. Wheeler, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive’s life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank’s life, health and disability plans prior to the change in control.

Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under Section 280G of the Internal Revenue Code (the “Code”), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount of the excise tax and any related tax due on such reimbursement payment.

Supplemental Executive Retirement Plan

The Bank has a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated equal to 2% of final average salary times the years of service after 1994, or such later date that a participant enters the plan (“Years of Service”). In most cases, ten additional Years of Service will be credited to participants in the event of a change in control transaction, although credited years of service may not exceed 20 years or, if lesser, the number of years of service assuming employment until age 68. The maximum annual retirement benefit is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. The SERP also provides for certain death benefits to the extent such amounts exceed a participant’s accrued benefit under the SERP at the time of death.

The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final average salary amounts and service periods.

Final Average Salary	Years of Credited Service (1)(2)
	5	10	15	20
$ 80,000	$ 8,000	$16,000	$ 24,000	$ 32,000
120,000	12,000	24,000	36,000	48,000
160,000	16,000	32,000	48,000	64,000
200,000	20,000	40,000	60,000	80,000
240,000	24,000	48,000	72,000	96,000
280,000	28,000	56,000	84,000	112,000
320,000	32,000	64,000	96,000	128,000
360,000	36,000	72,000	108,000	144,000
400,000	40,000	80,000	120,000	160,000
440,000	44,000	88,000	132,000	176,000

(1)	Benefits shown are computed on the basis of a single life annuity. Other forms of benefit payments are available under the SERP and would be determined based on the actuarial equivalent amount of the single life annuity payment.

(2)	Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler have nine credited years of service as of December 31, 2003.

Option Plans

The table below lists all grants of options under the MAF Bancorp Incentive Compensation Plan to the Named Executive Officers for the year ended December 31, 2003, and contains certain information about grant-date valuation of the options.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(2)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(3)	Expiration Date (4)	Grant Date Present Value ($)(5)
Allen H. Koranda	39,000	11.7%	$42.22	12/17/13	$499,980
Kenneth R. Koranda	39,000	11.7	42.22	12/17/13	499,980
Jerry A. Weberling	25,000	7.5	42.22	12/17/13	320,500
Kenneth B. Rusdal	22,000	6.6	42.22	12/17/13	282,040
William G. Haider	17,000	5.1	42.22	12/17/13	217,940
Sharon M. Wheeler	17,000	5.1	42.22	12/17/13	217,940

(1)	The options shown in this table were granted on December 17, 2003 under the MAF Bancorp Incentive Compensation Plan and relate to service performed in 2003.

(2)	Options granted for 2003 service become exercisable in three equal installments on December 31, 2003, 2004 and 2005. To the extent not already exercisable, the options become exercisable upon a change in control, as defined in the plan.

(3)	Payment of the purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of Common Stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers was equal to 100% of the fair market value of the Common Stock on the date the options were granted.

(4)	The option term is ten years.

(5)	The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the December 17, 2003 grant date for the options shown in the table: (a) fair market value of the Common Stock on the date of grant equal to $42.22 per share; (b) expected dividend yield on the Common Stock of 1.71%; (c) calculated volatility of the price of the Common Stock equal to 26.58%, determined based on the closing end-of-week stock prices for the most recent 390 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 3.94%. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes valuation model.

The following table shows options exercised by the Named Executive Officers during 2003, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2003. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)	Value of Unexercised in-the- Money Options/SARs at Fiscal Year-End ($)(1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Allen Koranda	21,872	$614,762	344,192 / 78,876	$6,277,046 / $577,214
Kenneth Koranda	21,340	573,422	342,303 / 78,876	6,224,849 / 577,214
Jerry Weberling	0	0	156,491 / 50,521	2,590,066 / 354,726
Kenneth Rusdal	17,543	456,854	116,404 / 43,520	1,821,797 / 305,849
William Haider	3,057	84,866	100,714 / 35,187	1,731,163 / 256,981
Sharon Wheeler	2,314	57,598	100,714 / 35,187	1,731,163 / 256,981

(1)	Reflects market value of underlying securities at December 31, 2003 ($41.90 per share), minus the exercise or base price per share.

Long-Term Incentive Plan

The table below provides certain information relating to performance units granted to the Named Executive Officers under the MAF Bancorp Shareholder Value Long-Term Incentive Plan during the year ended December 31, 2003. Each unit entitles the participant to a cash payout equal to a specified percentage of his or her base salary if specified stock price performance goals are met. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is to be determined based on the three-year stock price performance (including reinvested dividends) of MAF Bancorp Common Stock relative to the S&P 500 Index.

LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans (1)
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Allen H. Koranda	1,050	3 years	$52,500	$105,000	$210,000
Kenneth R. Koranda	1,050	3 years	52,500	105,000	210,000
Jerry A. Weberling	588	3 years	29,400	58,800	117,600
Kenneth B. Rusdal	513	3 years	25,650	51,300	102,600
William G. Haider	405	3 years	20,250	40,500	81,000
Sharon M. Wheeler	405	3 years	20,250	40,500	81,000

(1)	The threshold, target and maximum payments are based on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index at the end of the three-year performance period. No payout is to be made if MAF Bancorp’s stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp’s stock price performance for the three-year period is below a minimum total return threshold, regardless of stock price performance relative to the S&P 500 Index.

Transactions with Certain Related Persons and Other Matters

Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. All loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. The Bank’s policy is to have all loans to directors and executive officers approved by the Board of Directors of the Bank.

Pursuant to an employment agreement dated April 19, 1990, as amended, between Kenneth R. Koranda and MAF Bancorp, failure to nominate Kenneth R. Koranda to the Board of Directors, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to Kenneth R. Koranda under the terms of the agreement. The employment agreement dated April 19, 1990, as amended, between Allen H. Koranda and MAF Bancorp contains these same provisions.

In connection with the merger of St. Francis Capital Corporation (“St. Francis”) into MAF Bancorp on December 1, 2003, the Company entered into an employment agreement with Thomas R. Perz, who previously served as Chairman and Chief Executive Officer of St. Francis. Pursuant to the employment agreement, Mr. Perz was appointed to the Board of Directors of the Company and the Bank following the closing of the merger, and the agreement provides that he is to be nominated at the 2004 Annual Meeting of Shareholders to serve as a director of the Company for a three-year term of office. Under the employment agreement, Mr. Perz is to serve as a managing director of the Bank through November 30, 2005. The employment agreement provides for an annual base salary of $306,000. Mr. Perz will not be eligible for any bonus amount, but is entitled to participate in other employee benefit plans generally applicable to Bank employees. The agreement provides that in the event Mr. Perz (1) is terminated other than for cause or death, or (2) resigns due to a breach of the agreement by the Company or the Bank, the Bank will continue to pay Mr. Perz’s salary through November 30, 2005 and certain medical and dental insurance benefits will continue through November 30, 2006. If, prior to the end of his two-year employment agreement, Mr. Perz’s employment is terminated due to his disability, he will be entitled to receive disability benefits equal to 75% of his base salary until the earlier of (a) age 65, (b) the date of his full-time employment with another employer, or (c) the date of his death. During his employment by the Bank and service as a director, and for a period of two years following the end of such service, Mr. Perz is subject to a non-competition agreement that restricts his ability to compete in the market areas served by the Company and prohibits him from soliciting customers or employees of the Company or the Bank. In consideration for entering into the non-competition agreement, Mr. Perz is entitled to receive payments totaling $360,000, which are payable over a 24-month period beginning when his service as an employee and director ceases. Subject to certain limitations and conditions, the Company has also agreed to indemnify Mr. Perz for certain excise taxes and income taxes that may be attributable to certain merger-related payments. The indemnification coverage for Mr. Perz relates to payments to be made to him pursuant to his deferred compensation, non-competition and employment agreements with the Company.

On September 8, 2000, Mr. Perz entered into a Consent and Stipulation (“Consent”) with the SEC to resolve allegations of insider trading involving shares of an unrelated company. The Consent, in which Mr. Perz neither admitted nor denied the allegation, formed the basis for a court order that permanently restrains and enjoins Mr. Perz from engaging in purchases or sales of securities in a manner that violates any federal or state securities law. In connection with the resolution of this matter, Mr. Perz paid a civil penalty of $386,875 and surrendered a similar amount in trading profits plus $60,687 in interest.

In connection with the merger with St. Francis, the Company appointed David J. Drury to the Board of Directors of Mid America Bank following the closing of the merger, and the agreement provides that he is to be nominated at the 2004 annual meeting of shareholders of the Bank to serve as a director of the Bank for an additional three-year term. At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors decided to also appoint Mr. Drury to the Board of Directors of the Company in 2004.

Pursuant to its obligations under the merger agreement relating to the Company’s acquisition of Fidelity on July 21, 2003, the Company appointed Raymond S. Stolarczyk to the Board of Directors of the Company and the Bank following the closing of the merger, for a term of office that expires at the annual meeting of shareholders in 2006. The Bank has also assumed the obligation to Mr. Stolarczyk under Fidelity’s supplemental executive retirement plan. Mr. Stolarczyk is entitled to receive five annual installment payments of $290,654, plus interest, under the plan, of which four installments remain to be paid.

Terry A. Ekl, a director of the Company, is a partner in the law firm of Connolly, Ekl & Williams, P.C. During 2003, the Bank paid that firm $381,880 for legal services rendered. The same law firm leases office space in the Bank’s main office building and paid rents to the Bank in the amount of $115,992 during 2003.

During 2003, Allen H. Koranda’s son was employed as an assistant project supervisor for MAF Developments, the Company’s real estate development subsidiary. During 2003, he was paid total compensation of $85,620. Thomas R. Perz’s daughter is currently employed as a loan officer for Mid America Bank. It is expected that she will earn in excess of $60,000 during 2004.

In connection with the 1998 acquisition of Westco Bancorp, Inc. and David C. Burba’s related employment agreement, the Company and Mr. Burba, a director of the Company, entered into a non-competition agreement that entitles him to certain payments following termination of his employment with the Company. Mr. Burba retired effective December 31, 2003. Accordingly, Mr. Burba is to receive payments of $360,000, which the Company expects to pay in a lump-sum in April 2004. Pursuant to the agreement, Mr. Burba has agreed that for a period of 24 months following his termination of employment, he will not, without the Company’s prior consent, engage or participate in depository, lending or other financial services businesses in any community in which the Company or the Bank or any of their affiliates has a financial institution or branch or has sought regulatory approval to acquire or establish a financial institution or branch at the time of termination of employment, or in any community within a prescribed radius of any such institution or branch. The agreement also imposes confidentiality restrictions on Mr. Burba and restricts him from soliciting or encouraging employees of the Company or the Bank to terminate employment. In addition to the payments described above, the company car that Mr. Burba used while an employee of the Bank will also be transferred to him.

Certain directors of the Company who are also employees or retired employees of the Company or the Bank are entitled following retirement, to receive payments under the Company’s SERP or deferred compensation plans or payments under similar plans of acquired entities that were assumed by the Company in connection with such acquisitions.

Independent Auditors

The Company’s independent auditors for the year ended December 31, 2003 were KPMG LLP. Representatives of KPMG LLP are expected to attend the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

Audit Fees. The aggregate fees billed by KPMG LLP (the “Auditors”) for professional services rendered for the audit of the company’s annual financial statements for the fiscal year ended December 31, 2003, including the reviews of its financial statements included in the Company’s quarterly reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year were $310,200.

The aggregate fees billed by the Auditors for professional services rendered for the audit of the company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for that fiscal year were $205,600.

Audit-Related Fees. The aggregate fees billed by the Auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported above, were $30,000 for the fiscal year ended December 31, 2003 and $28,000 for the fiscal year ended December 31, 2002. Such services consisted of the issuance of various investor compliance reports and other reports.

Tax Fees. The aggregate fees billed by the Auditors for professional services rendered for tax compliance, tax advice, and tax planning were $57,264 for the fiscal year ended December 31, 2003 and $80,700 for the fiscal year ended December 31, 2002. Such services consisted of assistance in the preparation and review of Federal and state income tax filings, tax assistance relating to acquisitions, benefit plan services, tax planning consultations, communications with taxing authorities and other tax matters.

All Other Fees. For 2003, there were $4,600 of other fees billed by the Auditors for permissible services rendered to the company, other than the services described above. In 2002, other fees billed by the Auditors totaled $36,155.

In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the Auditors, subject to de minimus exceptions contained in the Exchange Act. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors. All of the 2003 non-audit services described above were pre-approved by the Audit Committee.

Report of the Audit Committee

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information, by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter, the Audit Committee of the Board (“Committee”) is responsible for appointment of the Company’s independent auditors, oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, and approval in advance of any non-audit services to be provided to the Company by the independent auditors. The Committee is composed of three directors, each of whom meets the independence requirements of the listing standards of the Nasdaq Stock Market, on which the Company’s securities are listed. Barbara L. Lamb has been designated by the Board as its “audit committee financial expert” based on her educational background in finance and accounting and her professional experience in investment banking.

During 2003, the Committee met fifteen times. Among other things, they met to discuss the results of the internal audit examinations, and also met with the Chief Financial Officer, Controller, independent auditors, outside corporate counsel and Director of Internal Audit to review and discuss critical accounting policies, the Company’s press releases announcing quarterly earnings results and the unaudited interim financial information contained in each Form 10-Q filing prior to release of such information or filing of the reports with the SEC. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee has considered and discussed with the auditors whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and internal auditors, their audit plans, audit scope and identification of audit risks. They established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal financial controls and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with accounting principles generally accepted in the United States.

The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2003, with management and the independent auditors. The Committee also discussed and reviewed with the independent auditors communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and in executive session without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements.

Based upon the above-mentioned reports, discussions and reviews, and their assessment of the performance and services provided by KPMG LLP in connection with the 2003 audit, the Committee has recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. The Committee has also selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

Submitted by the Audit Committee of the Company’s Board of Directors

F. William Trescott, Chairman

Barbara L. Lamb, Vice Chairman

Joe F. Hanauer

Shareholder Communication

Shareholders may communicate directly with members of the Board of Directors by writing to the Board of Directors, or any of them, at the executive offices of the Company. Except as provided below, if any written communication is received by the Company and addressed to the Board of Directors of MAF Bancorp, Inc., any committee of the Board or one or more named directors (or addressed to the Secretary of the Company with a request to be forwarded to one or more members of the Board of Directors), the Secretary of the Company shall be responsible for promptly forwarding the correspondence to the appropriate Board member(s). However, any obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder communications that are non-frivolous in nature.

Directors are expected to attend the Company’s annual meeting of shareholders each year in person, whether or not standing for reelection, and make themselves available before and after the meeting to speak with interested shareholders. All of the Company’s directors then serving attended the 2003 Annual Meeting of Shareholders.

Shareholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in 2005, a shareholder proposal must be received by the Corporate Secretary of the Company at the address set forth on the first page of this proxy statement, no later than November 25, 2004. If such annual meeting is held on a date more than 30 calendar days from April 28, 2005, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at the 2005 Annual Meeting

The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. Under the bylaw provisions currently in effect, in order for a shareholder to properly bring business before the 2005 annual meeting, the shareholder must give written notice to the Corporate Secretary of the Company at the address on the front page of this proxy statement. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company on or before January 24, 2005, or in the event that the date of the meeting is changed more than 30 days from April 28, 2005, such notice must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. The notice of proposed shareholder action must include the shareholder’s name and address, as it appears on the Company’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. The shareholder’s notice of nomination must contain all information relating to the nominee that is required to be disclosed by the Company’s bylaws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2005 annual meeting, including those matters raised other than pursuant to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2005 annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The Board of Directors knows of no business that will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

By Order of the Board of Directors

Carolyn Pihera Corporate Secretary

Clarendon Hills, Illinois

March 25, 2004

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR each of the listed nominees.

1. Election of Directors for terms of three years each:

For    Withhold

01 - Terry A. Ekl

02 - Kenneth R. Koranda

03 - Thomas R. Perz

04 - Lois B. Vasto

05 - Jerry A. Weberling

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Note: Please sign exactly as your name appears on this card (do not print). Please indicate any change in address. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Revocable Proxy—MAF Bancorp, Inc.

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514

(630) 325-7300

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004, 10:00 a.m.

The undersigned hereby appoints the Board of Directors of MAF Bancorp, Inc. (“MAF Bancorp”), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of MAF Bancorp which the undersigned is entitled to vote only at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, April 28, 2004, at 10:00 a.m., local time, at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 25, 2004, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from MAF Bancorp prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and proxy statement dated March 25, 2004, and the 2003 Annual Report to Shareholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE

HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(Continued and to be signed on reverse side.)	SEE REVERSE SIDE

Telephone Voting Instructions

You can vote by telephone! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose to use the method outlined below to vote your proxy.

[LOGO	]	To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-866-536-4458 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

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If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 1:00 a.m., Central Time, on April 28, 2004.

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